Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE NON-CUMULATIVE PREFERRED STOCK

OF THIRD COAST BANCSHARES, INC.

Pursuant to Sections 21.155 and 21.156 of the

Business Organizations Code

of the State of Texas

Third Coast Bancshares, Inc. (the “Corporation”), a corporation organized and existing under the Texas Business Organizations Code (the “TBOC”), in accordance with Section 21.155 of the TBOC, does hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, the Board of Directors on September 30, 2022 adopted the following resolution creating a series of 69,400 shares of preferred stock designated as “Series A Convertible Non-Cumulative Preferred Stock,” par value $1.00 per share (“Series A Preferred Stock”):

RESOLVED, that pursuant to the authority conferred upon the Board of Directors in accordance with the provisions of the Certificate of Formation, a series of preferred stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Definitions. The following terms have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Additional Tier 1 Capital” means Additional Tier 1 capital for purposes of capital adequacy regulations of the Federal Reserve Board (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Corporation.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Applicable Regulatory Approval” means, with respect to a particular Holder, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow such Holder to acquire the shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by it or to own or control such shares of Common Stock (taking into account Section 8(f), 8(g) and 8(h)) and the expiration or earlier termination of any required waiting period, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority.

“BHCA Transfer” means any direct or indirect sale, transfer, assignment, hypothecation, disposition or other transfer of the legal or beneficial ownership or economic benefits of any capital stock of the Corporation (including any transfer by means of any pledge, security interest, encumbrance or foreclosure or similar process with respect to the same).

“BHCA Transferee” means a person to whom a Holder BHCA Transfers capital stock of the Corporation and any person to whom such person BHCA Transfers capital stock of the Corporation (and so on), in each case, other than a Permitted Regulatory Transferee (as defined below).

“Board of Directors” means the board of directors of the Corporation or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of Texas.

“Capital Event” means the receipt by the Corporation of a legal opinion from counsel experienced in such matters to the effect that, as a result of any change, event, occurrence, circumstance or effect occurring on or after the Issue Date, the Series A Preferred Stock does not constitute, or within 90 days of the date of such legal opinion will not constitute, Additional Tier 1 Capital (or its then equivalent if the Corporation were subject to such capital requirement).

“Certificate of Designation” means this Certificate of Designation to the Certificate of Formation.

“Certificate of Formation” means the First Amended and Restated Certificate of Formation of the Corporation, as amended prior to the Issue Date and as amended by this Certificate of Designation and as may be further amended in accordance with the terms of this Certificate of Designation.

“Closing Price” of the Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) on any Trading Day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date as reported by the principal national securities exchange on which the Common Stock (or such other property) is listed, or if the Common Stock (or such other property) is not so listed or quoted on a U.S. national securities exchange, or, if no closing price for the Common Stock (or such property) is so reported, the last quoted bid price for the Common Stock (or such property) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or such property) on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

“Common Stock” means the Corporation’s common stock, par value $1.00 per share.

“Common Cap” has the meaning set forth in Section 8(g).

“Corporation” has the meaning set forth in the preamble.

“Corporation Redemption” has the meaning set forth in Section 7(c).

“Corporation Redemption Notice” has the meaning set forth in Section 7(c).

“Conversion Date” has the meaning set forth in Section 8(e).

“Conversion Notice” has the meaning set forth in Section 8(b).

“Conversion Price” means, for each share of Series A Preferred Stock, $22.50; provided, however, that in the event an adjustment in the Conversion Price occurs pursuant to Section 12, contemporaneously with such adjustment a corresponding adjustment shall be made in the $22.50 amount used in this definition, including such amount as it may previously have been adjusted pursuant to Section 12 (each a “Reference Amount”) so that, after giving effect to such adjustment, each reference to the applicable Reference Amount shall be to an adjusted amount that bears the same ratio to the respective Reference Amount that the Conversion Price as adjusted pursuant to Section 12 bears to $22.50 (or the then applicable Conversion Price).

“Conversion Rate” means that number of Conversion Securities into which one share of Series A Preferred Stock shall be convertible pursuant to Section 8(a), determined by dividing the Liquidation Preference by the Conversion Price; provided, that Series A Preferred Stock that is converted into Series B Preferred Stock shall convert at a rate of one share of Series B Preferred Stock for one share of Series A Preferred Stock.

“Conversion Securities” means shares of Common Stock, Series B Preferred Stock or Non-Voting Common Stock, as the case may be, as determined pursuant to Section 8(h).

“Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the twenty (20) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 12.

“Dividend Payment Date” has the meaning set forth in Section 3(a)(i).

“Dividend Period” has the meaning set forth in Section 3(a).

“Excess Shares” has the meaning set forth in Section 8(g).

“Exchange Cap” has the meaning set forth in Section 8(i).

“Exchange Cap Allocation Amount” has the meaning set forth in Section 8(i).

“Exchange Property” has the meaning set forth in Section 15(a).

“Excluded Stock” means (1) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event that is covered by Section 12(a)(i) or (ii), but solely to the extent such issuance is made to all holders of Common Stock; (2) shares of Common Stock issued pursuant to the granting or exercise of employee stock options, restricted stock or other stock incentives or awards pursuant to the Corporation’s stock incentive plans approved by the Board of Directors or the issuance of stock pursuant to the Corporation’s employee stock purchase plan approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Corporation, in each case in the ordinary course of providing incentive compensation; (3) shares of Common Stock, Series B Preferred Stock or Non-Voting Common Stock, as applicable, issued upon the conversion of shares of Series A Preferred Stock, Series B Preferred Stock, or Non-Voting Common Stock or upon the exercise of any Warrants; (4) shares of Common Stock issued upon exercise of warrants outstanding as of the date of the Investment Agreement; (5) shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or other securities that are convertible into or exchangeable or exercisable for Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Non-Voting Common Stock, issued as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction; or (6) the Warrants issued pursuant to the Warrant Agreements and the shares of Series A Preferred Stock issued pursuant to the Investment Agreement.

“Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 12.

“Existing Buyer” has the meaning set forth in Section 8(i).

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Initial Acquirer” means an acquirer of Series A Preferred Stock pursuant to the Investment Agreement.

“Investment Agreement” means the Investment Agreement, dated as of September 8, 2022, by and among the Corporation and the investors named therein, as it may be amended from time to time.

“Issue Date” means the original date of issuance of the Series A Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2.

“Liquidation Preference” means, as to the Series A Preferred Stock, $1,000 per share, plus all declared but unpaid dividends thereon, without regard to, or accumulation of, any undeclared dividends.

“Non-Voting Common Stock” means, if authorized by all necessary action on the part of the Corporation, the Corporation’s non-voting common stock, par value $1.00 per share.

“Non-Voting Common Stock Certificate of Amendment” means an amendment to the Certificate of Formation to be filed with the Secretary of State of the State of Texas to authorize the Non-Voting Common Stock in an amount of shares sufficient to permit the full conversion of the Series B Preferred Stock into shares of Non-Voting Common Stock.

“Optional Redemption Date” has the meaning set forth in Section 9(a).

“Parity Securities” has the meaning set forth in Section 2.

“Permitted Regulatory Transfer” means a transfer of the type identified in the regulations of the Board of Governors of the Federal Reserve System at 12 C.F.R. § 225.9(a)(3)(ii), or any successor provision thereto.

“Permitted Regulatory Transferee” means a person unaffiliated with a Holder or BHCA Transferee who acquires shares of capital stock of the Corporation from a Holder or its BHCA Transferees in a Permitted Regulatory Transfer.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Reorganization Event” has the meaning set forth in Section 15(a)(iv).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary U.S. national securities exchange or market on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national securities exchange, on the principal other market on which the Common Stock is then traded.

“Senior Securities” means any shares or equity securities that rank, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, senior to the Series A Preferred Stock.

“Series A Preferred Stock” has the meaning set forth in the preamble.

“Series A Regulatory Group” means an Initial Acquirer, together with all Affiliates thereof, and the direct and indirect BHCA Transferees of such Initial Acquirer and its Affiliates, and including, for the avoidance of doubt, any BHCA Transferee that receives securities of the Corporation resulting from the conversion of the Series A Preferred Stock originally acquired from the Corporation by an Initial Acquirer in a BHCA Transfer that is not a Permitted Regulatory Transfer.

“Series B Preferred Stock” means the Corporation’s Series B Convertible Perpetual Preferred Stock, par value $1.00 per share.

“Shareholder Approval” has the meaning set forth in the Investment Agreement.

“TBOC” has the meaning set forth in the preamble.

“Trading Day” means any day on which the principal national securities exchange on which the Common Stock (or such other property) is listed is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market on which the Common Stock is listed or quoted for trading on the date in question.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the Corporation’s duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series A Preferred Stock, or such other successor entity as the Corporation may, in its reasonable discretion, appoint from time to time.

“Voting Security” has the meaning set forth in 12 C.F.R. § 225.2(q) or any successor provision thereto.

“Warrant Agreement” means each Warrant Agreement, dated as of the Issue Date, by and between the Corporation and the investor named therein, as each may be amended from time to time.

“Warrants” has the meaning set forth in the Investment Agreement.

Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank (i) on a parity with each other class or series of preferred stock established after the Issue Date by the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”); and (ii) senior to the Common Stock and each other class or series of capital stock outstanding or established after the Issue Date by the Corporation, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Company has the right to authorize or issue additional shares or classes or series of Junior Securities without the consent of the Holders.

Section 3. Dividends.

(a) From and after the Issue Date, the Holders shall be entitled to receive with respect to each share of Series A Preferred Stock, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, non-cumulative dividends (subject to Section 3(b) below) on each January 15, April 15, July 15 and October 15, beginning on the first such date following the Issue Date (each, a “Dividend Payment Date”), at a rate per annum equal to 6.75%

of the Liquidation Preference of each such share. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first (1st) Business Day following such date and dividends shall accrue to the actual payment date. The term “Dividend Period” means each period from and including a Dividend Payment Date (or the Issue Date in the case of the first Dividend Period) to but excluding the next Dividend Payment Date. The amount of dividends payable for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) Dividends payable on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any such dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the Holders shall have no right to receive, dividends accrued for the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date. Holders shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or failure to make any dividend payment.

(c) Each dividend contemplated by Section 3(a) will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the December 31, March 31, June 30 and September 30 immediately preceding the corresponding Dividend Payment Date.

Section 4. Payment Restrictions. During any time that any shares of Series A Preferred Stock are outstanding, the Corporation shall not (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Common Stock or other Junior Securities, or (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Parity Securities (otherwise than pursuant to pro rata offers to purchase all or any pro rata portion of such Parity Securities and the Series A Preferred Stock), unless in each case full dividends on all outstanding shares of the Series A Preferred Stock have been paid or (in the case of current dividends) declared and set aside for payment (except for (w) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Securities, (x) redemptions or purchases by conversion or exchange of Junior Securities for or into other Junior Securities, or of Parity Securities for or into other Parity Securities or Junior Securities, (y) purchases by the Corporation or its Affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock and (z) acquisitions of shares of Common Stock in respect of exercises of employee equity awards or any related tax withholding). When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Stock and any Parity Securities, dividends declared on the Series A Preferred Stock and Parity Securities (whether cumulative or non-cumulative) shall only be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and such Parity Securities bear to each other.

Section 5. Voting Rights.

(a) Except as otherwise provided herein or as otherwise required by the TBOC, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding, voting as a single class, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to effect or validate:

(i) any amendment, alteration or repeal of any provision of the Certificate of Formation (including this Certificate of Designation) that would alter or change the preferences, limitations, voting powers, or relative rights of the holders of the Series A Preferred Stock so as to affect them significantly and adversely;

(ii) any amendment or alteration of the Certificate of Formation (including this Certificate of Designation) to authorize, create or increase, or to obligate the Corporation to authorize, issue or increase, the authorized amount of any Senior Securities; or

(iii) prior to the first (1st) anniversary of the Issue Date, any amendment or alteration of the Certificate of Formation (including this Certificate of Designation) to authorize, create or increase, or to obligate the Corporation to authorize, issue or increase, the authorized amount of any Parity Securities; provided, however, that such vote or consent in favor of the actions set forth in this Section 5(a)(iii) shall not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding anything to the contrary herein, Holders shall not have any voting rights (1) other than as set forth above in this Section 5, and (2) if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted in accordance with the terms of this Certificate of Designation.

Section 6. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, subject to the rights of any creditors of the Corporation or any holders of Senior Securities or Parity Securities, the Holders at the time shall be entitled to receive liquidating distributions per share of Series A Preferred Stock in an amount equal to the greater of (i) the amount of the Liquidation Preference per share of Series A Preferred Stock or (ii) the amount that the Holders would have received in respect of the Conversion Securities issuable upon conversion of such share of Series A Preferred Stock had they converted such share of Series A Preferred Stock immediately prior to such event, in each case out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock, any other Conversion Securities or any other Junior Securities. After payment of the full amount of such liquidating distributions, Holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 7. Optional Redemption by the Corporation.

(a) The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets legally available therefor, in whole or in part, the shares of Series A Preferred Stock at the time outstanding at any time following the fifth (5th) anniversary of the Issue Date (such anniversary, the “Optional Redemption Date”), provided, however, that the Corporation shall not be permitted to redeem unless the Closing Price of the Common Stock is greater than one hundred twenty percent (120%) of the Conversion Price (without taking into account any downward adjustment thereto in accordance with the definition thereof) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days. The redemption price for shares of Series A Preferred Stock redeemed pursuant to the preceding sentence shall be equal to $1,000 per share, plus any declared and unpaid dividends thereon, without regard to, or accumulation of, any undeclared dividends, to but excluding the date of redemption.

(b) In addition and notwithstanding the above, the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets legally available therefor, in whole but not in part, the shares of Series A Preferred Stock at the time outstanding at any time following a Capital Event. The redemption price for shares of Series A Preferred Stock redeemed pursuant to this Section 7(b) shall be equal to $1,000 per share, plus any declared and unpaid dividends thereon, without regard to, or accumulation of, any undeclared dividends, to but excluding the date of redemption.

(c) Any redemption made by the Corporation pursuant to this Section 7 (the “Corporation Redemption”) shall be made by providing thirty (30) days’ advance written notice (the “Corporation Redemption Notice”) to the Holders of shares of Series A Preferred Stock.

(d) Upon receipt of a Corporation Redemption Notice, a Holder of shares of Series A Preferred Stock may elect to convert such shares into Conversion Securities in accordance with Section 8 hereof. Such Holder shall notify the Corporation within ten (10) Business Days of receipt of the Corporation Redemption Notice whether such Holder shall elect to convert its shares of Series A Preferred Stock into Conversion Securities in accordance with Section 8 hereof.

(e) The Corporation may not deliver to a Holder a Corporation Redemption Notice unless on or prior to the date of delivery of such Corporation Redemption Notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay all amounts to which the Holders of shares of Series A Preferred Stock are entitled upon such redemption pursuant to this Section 7. Any Corporation Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Corporation.

(f) The price per share of Series A Preferred Stock required to be paid by the Corporation pursuant to this Section 7 shall be paid in cash to the Holders whose Series A Preferred Stock is being redeemed within five (5) Business Days of the effective date of the Corporation Redemption.

(g) Any redemption of the Series A Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Series A Preferred Stock.

Section 8. Conversion at the Option of the Holder.

(a) Subject to Sections 8(f), 8(g), 8(h), 8(i), and 8(j) shares of the Series A Preferred Stock are convertible, in whole or in part (unless previously converted at the option of the Holder thereof pursuant to a notice delivered in accordance with Section 8(b)), into shares of Common Stock (or, once the Common Cap has been reached, Series B Preferred Stock or, after Shareholder Approval, Non-Voting Common Stock) at the Conversion Rate.

(b) Any written notice of conversion (“Conversion Notice”) pursuant to this Section 8 shall be duly executed by the Holder, and specify:

(i) the number of shares of Series A Preferred Stock to be converted;

(ii) the name(s) in which such Holder desires the shares of Common Stock (or, once the Common Cap has been reached, Series B Preferred Stock or, after Shareholder Approval, Non-Voting Common Stock) issuable upon conversion to be registered and whether such shares are to be issued in book-entry or certificated form (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);

(iii) if certificates are to be issued, the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion; and

(iv) any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

(c) If specified by the Holder in the Conversion Notice that shares of Common Stock (or, once the Common Cap has been reached, Series B Preferred Stock or, after Shareholder Approval, Non-Voting Common Stock) issuable upon conversion of the Series A Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Series A Preferred Stock being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock (or Series B Preferred Stock or Non-Voting Common Stock, as appliable) so issued.

(d) Upon receipt by the Transfer Agent of a completed and duly executed Conversion Notice, payment in compliance with Section 8(c), if applicable, and surrender of a certificate representing share(s) of Series A Preferred Stock to be converted (if held in certificated form), the Corporation shall, within three (3) Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock (or, once the Common Cap has been reached, Series B Preferred Stock or, after Shareholder Approval, Non-Voting Common Stock) to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the Conversion Notice. If a Holder elects to hold its shares of Common Stock (or, once the Common Cap has been reached, Series B Preferred Stock or, after Shareholder Approval, Non-Voting Common Stock) issuable upon conversion of the Series A Preferred Stock in certificated form, the Corporation shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the Conversion Notice, a certificate or certificates representing the number of shares of Common Stock (or, once the Common Cap has been reached, Series B Preferred Stock or, after Shareholder Approval, Non-Voting Common Stock) to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series A Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Series A Preferred Stock that shall not have been converted.

(e) The issuance by the Corporation of shares of Common Stock (or, once the Common Cap has been reached, Series B Preferred Stock or, after Shareholder Approval, Non-Voting Common Stock) upon a conversion of shares of Series A Preferred Stock pursuant to this Section 8 shall be deemed effective immediately prior to the close of business on the day (the “Conversion Date”) of receipt by the Transfer Agent of the Conversion Notice and other documents, if any, set forth in Section 8(b), payment in compliance with Section 8(c), if applicable, and the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Series A Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto).

(f) Notwithstanding anything to the contrary in this Certificate of Designation, no conversion pursuant to this Section 8 with respect to shares of the Series A Preferred Stock of any Holder shall occur unless, with respect to such Holder, the Applicable Regulatory Approval has been obtained and remains in effect.

(g) Notwithstanding anything to the contrary in this Certificate of Designation, but subject to Section 8(j), no conversion pursuant to this Section 8 with respect to shares of Series A Preferred Stock held by any Holder and its BHCA Transferees (or, with respect to a BHCA Transferee, such BHCA Transferee and the Holder from which it acquired its shares of Series A Preferred Stock) shall be permitted to the extent such conversion would result in such Holder (including, for the avoidance of doubt, a BHCA Transferee that is a Holder) owning, together with its Affiliates and BHCA Transferees, more than 9.9% of the outstanding shares of Common Stock (or of any class of Voting Securities issued by the Corporation) after giving effect to such conversion, calculated in accordance with the regulations of the Board of Governors of the Federal Reserve System at 12 C.F.R. § 225.9(a), and further excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such Holder (including, for the avoidance of doubt, a BHCA Transferee that is a Holder) of Voting Securities of the Corporation (the “Common Cap”). Those shares of Series A Preferred Stock which are not convertible pursuant to the preceding sentence (the “Excess Shares”) shall remain outstanding or shall be converted in accordance with Section 8(h), at the election of the Holder (or its BHCA Transferees, as applicable).

(h) For all purposes of Section 7 and this Section 8 such Excess Shares shall be convertible, subject to Section 8(j), into a number of shares of Series B Preferred Stock (or, after Shareholder Approval, at the election of the Holder, Non-Voting Common Stock) equivalent to the number of shares of Common Stock into which such Excess Shares would otherwise have been convertible (including, without limitation, taking into account any adjustments to such number of shares of Common Stock that would have been issuable in respect of the Excess Shares required by Section 12). In such event, (i) each reference in Section 7 or this Section 8 to shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be deemed a reference to the applicable Conversion Security and (ii) for purposes of the adjustment provisions in Section 12, the number of shares of Common Stock outstanding at any given point of time shall include the number of shares of Non-Voting Common Stock then outstanding assuming Shareholder Approval had been obtained at the time.

(i) Notwithstanding anything to the contrary, but subject to Sections 8(f), 8(g), 8(h), and 8(j), the Corporation shall not issue any shares of Common Stock upon the conversion of the Series A Preferred Stock if the issuance of such shares of Common Stock (taken together with each issuance of such shares of Common Stock (1) upon the conversion of the Series B Preferred Stock in accordance with the Certificate of Designation, Preferences and Rights of Series B Preferred Stock or otherwise, (2) upon the conversion of the Non-Voting Common Stock in accordance with the Certificate of Formation as amended by the Non-Voting Common Stock Certificate of Amendment or otherwise, or (3) upon the exercise of the Warrants pursuant to the Warrant Agreements) would exceed 19.9% of the total outstanding shares of Common Stock of the Corporation, or more than 19.9% of the total voting power of the Corporation’s securities, in each case immediately preceding the issuance of the Series A Preferred Stock and Warrants pursuant to the Investment Agreement and the Warrant Agreements (the number of shares which may be issued without violating such limitation, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation obtains the approval of its shareholders as required by the applicable rules of the Principal Trading Market for issuances of shares of Common Stock in excess of such amount. Until such approval is obtained, the holders of the Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants (collectively, the “Existing Buyers” and each, individually, an “Existing Buyer”) shall not be permitted to convert Series A Preferred Stock, Series B Preferred Stock or Non-Voting Common Stock or exercise Warrants with respect to more than such Existing Buyer’s pro rata amount of such Exchange Cap (such amount, with respect to each Existing Buyer, its “Exchange Cap Allocation Amount”) determined based upon such Existing Buyer’s percentage ownership of the sum of (1) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock, Series B Preferred Stock and/or Non-Voting Common Stock, plus (2) the aggregate number of shares of Common Stock issuable upon exercise of the Warrants. In the event that such Existing Buyer shall sell or otherwise transfer any of such Existing Buyer’s shares of Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or Warrants, the transferee shall be allocated a pro rata portion of such Existing Buyer’s Exchange Cap Allocation Amount with respect to such portion of such Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation Amount so allocated to such transferee. Upon conversion and exercise in full of such Existing Buyer’s Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants, the difference (if any) between such Existing Buyer’s Exchange Cap Allocation Amount and the number of shares of Common Stock actually issued to such Existing Buyer upon such Existing Buyer’s conversion in full of such Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants shall be allocated to the respective Exchange Cap Allocation Amounts of the remaining Existing Buyers of Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants on a pro rata basis in proportion to the relative Exchange Cap Allocation Amounts of such Existing Buyers.

(j) Notwithstanding any other provision of this Certificate of Designation, the Corporation shall not permit a member of a Series A Regulatory Group to effect a conversion pursuant to this Section 8 (and the Series A Preferred Stock shall not be convertible) to the extent that, immediately following such conversion, the Series A Regulatory Group would own or control greater than one-third of the total equity of the Corporation, calculated in accordance with the regulations of the Board of Governors of the Federal Reserve System at 12 C.F.R. § 225.34.

Section 9. Conversion Procedures.

(a) On any Conversion Date, any shares of Series A Preferred Stock converted to Conversion Securities shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive Conversion Securities into which such shares of Series A Preferred Stock are convertible.

(b) The Person or Persons entitled to receive the Conversion Securities issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such Conversion Securities as of the close of business on the applicable Conversion Date. No allowance or adjustment, except as set forth in Section 12, shall be made in respect of dividends payable to holders of Conversion Securities of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date, Conversion Securities issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series A Preferred Stock shall have no rights with respect to Conversion Securities (including voting rights as applicable, rights to respond to tender offers for the Conversion Securities and rights to receive any dividends or other distributions on the Conversion Securities) by virtue of holding shares of Series A Preferred Stock.

(c) Shares of Series A Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued preferred stock of the Corporation, undesignated as to series and available for future issuance.

(d) In the event that a Holder of shares of Series A Preferred Stock shall not by written notice designate the name in which Conversion Securities to be issued upon conversion of such Series A Preferred Stock should be registered or the address to which the certificate or certificates representing such Conversion Securities should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder of such Series A Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such Conversion Securities to the address of such Holder shown on the records of the Corporation.

Section 10. Reservation of Conversion Securities.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Conversion Securities, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of applicable Conversion Securities as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. For purposes of this Section 10(a), the number of Conversion Securities that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) All Conversion Securities delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 11. Fractional Shares.

(a) No fractional Conversion Securities shall be issued as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional Conversion Security otherwise issuable to a Holder in respect of any conversion pursuant to Section 8, the Corporation shall at its option either (i) issue to such Holder a whole Conversion Security, or (ii) pay an amount in cash (computed to the nearest cent) equal to such fraction times the average Closing Price of the Common Stock (as adjusted by the Conversion Rate for Series B Preferred Stock) for the twenty (20) consecutive Trading Days ending on the second Trading Day immediately preceding the applicable Conversion Date.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full Conversion Securities issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 12. Anti-Dilution Adjustments.

(a) Except as provided in Section 12(c), the Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0

OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0

OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in exchange for consideration in an amount less than the fair market value of the property so distributed then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – FMV

SP0

Where,

SP0 = the Current Market Price per share of Common Stock on such date.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0

MP0 + MPS

Where,

MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(iv) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series A Preferred Stock pursuant to Section 3(a), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iii) above, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV

SP0

Where,

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV = the amount per share of Common Stock of the dividend or distribution.

In the event that any distribution described in this clause (iv) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(v) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

(OS0 x SP0)

AC + (SP0 x OS1)

Where,

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(b) The Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 12, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(iii) The Conversion Price shall not be adjusted:

(A) for any Excluded Stock;

(C) for a change in the par value of Common Stock; or

(C) for accrued and unpaid dividends on the Series A Preferred Stock.

(iv) In the event that any of the circumstances contemplated in Section 12(a) take place with respect to the Non-Voting Common Stock, the Conversion Price shall be appropriately adjusted with respect to the shares of Non-Voting Common Stock to be issued following conversion of the Series A Preferred Stock.

(d) Whenever the Conversion Price is to be adjusted in accordance with Section 12(a) or Section 12(b) (or the definition of Conversion Price), the Corporation shall: (i) compute the Conversion Price in accordance with Section 12(a) or Section 12(b) (or the definition of Conversion Price), taking into account the $0.01 threshold set forth in Section 12(c); (ii) as soon as reasonably practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 12(a) or Section 12(b) (or the definition of Conversion Price), taking into account the $0.01 threshold set forth in Section 12(c) (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as reasonably practicable following the determination of the revised Conversion Price in accordance with Section 12(a) or Section 12(b) (or the definition of Conversion Price), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(e) Notwithstanding anything to the contrary in this Section 12 or otherwise in this Certificate of Designation, the Corporation shall not take any action that would result in the Conversion Price being adjusted to below the then par value (if any) of the Conversion Securities deliverable upon conversion of the Series A Preferred Stock. Additionally, under no circumstances will the number of Conversion Securities deliverable upon conversion of the Series A Preferred Stock exceed (when taken together with all other outstanding shares of Common Stock) the applicable number of Conversion Securities that the Corporation is authorized to issue.

Section 13. Replacement Certificates. The Corporation shall replace any mutilated stock certificate at the Holder’s expense upon surrender of such stock certificate to the Corporation. The Corporation shall replace stock certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the stock certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 14. Redemptions. The Series A Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of any Holder, except as set forth in Section 7 hereof.

Section 15. Reorganization Events.

(a) In the event of:

(i) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition) (any such event specified in clauses (i) through (iv), a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become at the effective time of such Reorganization Event the right to receive, at the election of the Holders and upon written notice to the Company of such election, (A) the kind of securities, cash and other property receivable in such Reorganization Event by the Holder with respect to that number of shares of Common Stock into which the shares of Series A Preferred Stock would then be convertible assuming that on the date such option is exercised the Applicable Regulatory Approval has been obtained and remains in effect and disregarding for these purposes Section 8(h) (such securities, cash and other property, the “Exchange Property”), or (B) cash payable by the Corporation or such other Person in an amount equal to the Liquidation Preference, in each case plus, if the Reorganization Event is consummated prior to the Optional Redemption Date, an amount equal to the cumulative cash dividends that would be payable by the Corporation from the date of the consummation of such Reorganization Event through the Optional Redemption Date as if the dividends on the Series A Preferred Stock were cumulative. Notwithstanding anything to the contrary, in no event shall a Reorganization Event trigger the requirement to pay any dividend on the Series A Preferred Stock with respect to any Dividend Period that ended prior to the consummation of a Reorganization Event and for which no dividend was declared by the Board of Directors.

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders shall be entitled to make the same election in the event the Holders elect to receive such consideration in accordance with clause (a)(iv)(A) above.

(c) The above provisions of this 15 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within ten (10) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property and the Holder shall, within twenty (20) days after receipt of such notice, provide the Corporation with written notice of its election under clause (a)(iv) above.

Section 16. No Impairment. The Corporation shall not amend its Certificate of Formation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment as provided herein.

Section 17. Miscellaneous.

(a) All notices referred to herein shall be in writing or electronic mail, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by electronic mail or registered or certified mail with postage prepaid, addressed: (i) if to the Corporation, to its office at 20202 Highway 59 North, Suite 190, Humble, Texas 77338, Attention: Chief Financial Officer, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or Conversion Securities or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Conversion Securities or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) This Certificate of Designation does not provide for an exchange, reclassification or cancellation of any issued shares.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer, on September 30, 2022.

THIRD COAST BANCSHARES, INC.

By:	/s/ R. John McWhorter
Name: R. John McWhorter
Title: Chief Financial Officer